FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-01

_____________________________________________
Sent: Friday, November 08, 2013 3:09 PM
Subject: GSMS 2013-GCJ16 -- Final Pricing Details (Public)(external)

GSMS 2013-GCJ16 -- Final Pricing Details (Public)(external)

$997.972mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co., Citigroup Global Markets Inc. and Jefferies LLC
Co-Managers: Drexel Hamilton, LLC and RBS Securities Inc.

Class     Moody's/DBRS/KBRA      Size($mm)  WAL(yr)   C/E    Coupon   Spread   Yield     $Px
A-1    Aaa(sf)/AAA(sf)/AAA(sf)     52.945    2.65   30.000%   1.270    S+65    1.262   99.99763
A-2    Aaa(sf)/AAA(sf)/AAA(sf)    231.715    4.85   30.000%   3.033    S+90    2.372  102.99882
A-3    Aaa(sf)/AAA(sf)/AAA(sf)    105.000    9.81   30.000%   4.244    S+106   3.895  102.99380
A-4    Aaa(sf)/AAA(sf)/AAA(sf)    326.509    9.86   30.000%   4.272    S+108   3.924  102.99911
A-AB   Aaa(sf)/AAA(sf)/AAA(sf)     77.672    7.44   30.000%   3.814    S+103   3.365  102.99940
A-S    Aaa(sf)/AAA(sf)/AAA(sf)     92.142    9.92   21.875%   4.653    S+145   4.306  102.99667
B    Aa3(sf)/AA(low)(sf)/AA-(sf)   72.296    9.97   15.500%   5.161    S+195   4.815  102.99332
C      A3(sf)/A(low)(sf)/A-(sf)    39.693    9.97   12.000%   5.323    S+255   5.415  100.22265

Anticipated Timing
Anticipated Closing:      Wed, Nov 20th

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-191331) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

  ________________________________
Goldman Sachs is not acting as a municipal advisor and this message and any opinions, views or information contained herein are not intended to be, and do not constitute, “advice” within the meaning of Section 15B of the Exchange Act of 1934. See the http://www.gs.com/disclaimer/afg/ for important information regarding this message and your reliance on information contained in it. This message may contain information that is confidential or privileged. If you are not the intended recipient, please advise the sender immediately and delete this message. See the http://www.gs.com/disclaimer/email/ for further information on confidentiality and the risks inherent in electronic communication.